Exhibit 99.1

SORL Auto Parts Increases Earnings Per Share by 158.8% on a 59.0% Rise in Net Sales in the
2017 Third Quarter Results

- Full Year Top Line Guidance Increased to $370 Million with EPS Guidance of $1.58 -

ZHEJIANG, China, November 15, 2017 -- SORL Auto Parts, Inc. (NASDAQ: SORL) ("SORL" or the "Company"), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts in China, announced today its unaudited financial results for the third quarter and nine-month periods ended September 30, 2017.

Third Quarter 2017 Financial Highlights

•	Net Sales increased by 59.0% to $101.3 million in the third quarter of 2017 compared to $63.7 million in the third quarter of 2016;

•	Gross margin for the third quarter of 2017 was 26.9%;

•	Income from operations increased 215.7% year-over-year to $11.8 million;

•	Net Income attributable to stockholders rose by 165.0%% to $8.6 million from $3.2 million in the third quarter of 2016; basic and diluted earnings per share were $0.44 in the third quarter of 2017 compared with $0.17 in the third quarter of 2016;

•	Cash and cash equivalents at September 30, 2017 were $7.7 million with working capital of $97.2 million;

•	Annual 2017 guidance was increased to net sales of approximately $370.0 million and net income of approximately $30.5 million.

Mr. Xiaoping Zhang, SORL's Chairman and Chief Executive Officer, stated, “We are excited to report that our sales growth in all three segments accelerated during the quarter. We continue to capture market share in the Chinese commercial vehicle braking market with our new advanced products and attractive pricing. Our OEM sales soared 70.6% compared with a 28.0% increase in overall commercial vehicle sales and a 31.8% sales growth in trucks. Our aftermarket sales in China grew at an even faster rate of 76.0% in the third quarter.”

“Demand for our innovative products has increased as we provide technologically advanced solutions to meet the evolving needs of our customers. Our stringent cost controls and production efficiencies have enhanced our profitability during the third quarter of 2017,” Mr. Zhang concluded.

Third Quarter 2017 Financial Performance

Net sales for the third quarter of 2017 increased 59.0% to $101.3 million from $63.7 million in the third quarter of 2016. Revenues from the Company's domestic OEM customers increased 70.6% to $50.5 million from $29.6 million in the third quarter of 2016. Sales from China's domestic aftermarket increased 76.0% to $31.5 from $17.9 million in the third quarter of 2016. Revenues from international markets rose 19.1% to $19.3 million from $16.2 million in the third quarter of 2016, mainly due to the Company’s growing global customer base.

SORL’s commercial vehicle brake sales increased 62.5% year-over-year to $85.3 million and represented 84.2% of total sales in the third quarter of 2017. The sales of passenger vehicle brake systems increased by 42.9% year-over-year, to $16.0 million, which accounted for 15.8% of the total sales for the third quarter of 2017.

Gross profit for the third quarter of 2017 grew 44.4% to $27.3 million compared with $18.9 million for the third quarter of 2016. Gross margin for the third quarter of 2017 was 26.9%, compared with a gross margin of 29.7% in the same quarter of 2016. The decrease in gross margin was primarily due to higher raw materials costs and price promotions designed to increase market share during the third quarter of 2017.  In 2016, the Chinese government led a nationwide supply-side reform in the hope of controlling widespread overcapacities in the mining and basic material sectors. As a result, commodity prices experienced an average 21.8% increase in the first nine months, which negatively affected the Company’s cost of sales. During the third quarter, the Company also increased sales promotions through offering discounts on its core volume products to increase its market share in both OEM and aftermarket segments.

Operating expenses increased by 4.9% to $16.0 million in the third quarter of 2017, from $15.2 million in the third quarter of 2016. As a percentage of revenue, operating expenses were 15.8% in the third quarter of 2017, compared with 23.9% in the third quarter of 2016. The increase in operating expenses was primarily due to higher research and development, and an increase in selling and distribution expenses related to higher net sales. The decline in operating expenses as a percentage of revenue was primarily due to higher net sales.

•	Selling and distribution expenses rose to $8.3 million from $7.9 million in the same quarter of 2016. As a percentage of revenue, selling and distribution expenses were 8.2% compared with 12.5% of quarterly revenues in the same quarter of 2016. The increase in selling and distribution expenses was primarily the result of higher freight and packaging expenses as unit volume rose during the third quarter of 2017.

•	General and administrative ("G&A") expenses for the third quarter of 2017 were $4.8 million, or 4.7% of revenue, compared with $4.9 million, or 7.7% in the third quarter of 2016. The decline in G&A expenses and G&A expenses as a percentage of revenue was mainly due to a decrease in allowance for doubtful accounts during the third quarter of 2017.

•	Research and development ("R&D") expenses were $2.9 million in the third quarter of 2017 compared with $2.4 million in the third quarter of 2016. As a percentage of revenue, R&D was
2.9% in the third quarter of 2017, compared with 3.8% of revenue in the third quarter of 2016. The Company continues to develop new, higher-margin, electronically controlled products, and upgrade the Company's traditional brake products, to capture greater market share.

Interest expenses were $0.8 million in the third quarter of 2017 compared to $0.2 million in the third quarter of 2016. Increased interest expenses were mainly due to a higher average interest rate and a higher average amount of loans outstanding during the third quarter of 2017.

Income before provision for income taxes rose 176.8% to $11.2 million for the third quarter of 2017 as compared with $4.0 million for the third quarter of 2016. The increase in income before taxes was primarily due to higher gross profit and strictly controlled operating expenses. Pretax income margin was 11.0% in the third quarter of 2017, compared with 6.3% in the third quarter of 2016.

The provision for income taxes was $1.6 million in the third quarter of 2017 compared with $0.4 million, in the third quarter of 2016. The tax rate was 14.6% in the third quarter of 2017 compared with 10.8% for the third quarter in 2016.

Net income attributable to stockholders for the third quarter of 2017 increased 165.1% to $8.6 million, or $0.44 per basic and diluted share, compared with $3.2 million, or $0.17 on per basic and diluted share, in the third quarter of 2016.

Nine-Month 2017 Financial Performance

Net sales for the first nine months of 2017 increased 38.7% to $267.6 million from $192.9 million for the first nine months of 2016. Revenues from the Company's China OEM customers increased by 47.2% to $141.8 million from $96.3 million in the same period in 2016. Revenues from China's domestic aftermarket increased 44.9% to $72.3 million from $49.9 million in the first nine months of 2016. Revenues from international markets increased 14.6% to $53.5 million from $46.7 million in the first nine months of 2016.

SORL’s commercial vehicle brake sales increased 42.3% year-over-year to $223.9 million and represented 83.7% of total sales in the first nine months of 2017. The sales of passenger vehicle brake systems increased by 22.8% year-over-year, to $43.7 million, which accounted for 16.3% of the total sales for the first nine months of 2016.

Gross profit for the first nine months of 2017 increased 29.6% to $72.9 million from $56.3 million in the same period in 2016. Gross margin for the first nine months of 2017 decreased to 27.2% from 29.2% for the first nine months of 2016. In 2016, the Chinese government led a nationwide supply-side reform in the hope of controlling widespread overcapacities in the mining and basic material sectors. As a result, commodity prices experienced an average 21.8% increase in the first nine months of 2017, which negatively affected the Company’s cost of sales. The Company also increased sales promotions through offering discounts on its core volume products to increase its market share in both OEM and aftermarket segments.

Operating income for the first nine months of 2017 increased to $30.2 million from $12.5 million in the same period in 2016. Operating margin was 11.3% for the first nine months of 2017 compared to 6.5% in first nine months of 2016.

Net income attributable to stockholders for the first nine months of 2017 was $21.4 million, or $1.11 per basic and diluted share, compared with $10.9 million, or $0.57 per basic and diluted share, in the same period in 2016.

Balance Sheet

As of September 30, 2017, the Company had cash and cash equivalents of $7.7 million. Inventories increased to $83.1 million from $65.8 million as of December 31, 2016. Deposits received from customers increased 78.8% to $40.7 million from $22.7 million at December 31, 2016. There were no long-term liabilities as of September 30, 2017. Total stockholders' equity was $167.7 million at September 30, 2017. The Company had working capital of $97.2 million at September 30, 2017 with the current ratio of 1.4:1.

Cash-flow provided by operating activities for the first nine months of 2017 was $15.0 million. Capital expenditures were $36.9 million in the first nine months of 2017.

Business Outlook

Management has increased its fiscal year 2017 guidance for net sales from $315.0 million to approximately $370.0 million and net income attributable to common stockholders from $27.5 million to approximately $30.5 million. These targets are based on the Company's current views on the operating and market conditions, which are subject to change.

Conference Call

Management will host a conference call on Wednesday, November 15, 2017, at 8:00 A.M. EST/ 9:00 P.M. Beijing Time to discuss its 2017 third quarter results. Listeners may access the call by dialing U.S. toll free number +1-877-407-0778 and +1-201-689-8565 for international callers, and Mainland China toll free +86 400-120-2840. A live web cast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available shortly after the conference call through 8:00 A.M. EST on December 15, 2017, or 9:00 P.M. Beijing Time on September 15, 2017. The replay dial-in numbers are: U.S. toll free number +1-877-481-4010 or the international number +1-919-882-2331; using Conference ID “22496” to access the replay.

About SORL Auto Parts, Inc.

As a global tier one supplier of brake and control systems to the commercial vehicle industry, SORL Auto Parts, Inc. is the market leader for commercial vehicles brake systems, such as trucks and buses in China. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake systems and others. The Company has four authorized international sales centers in UAE, India, the United States and Europe. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking terminology such as "expects," "anticipates," "believes," "targets," "goals," "projects," "intends," "plans," "seeks," "estimates," "may," "will," "should" or similar expressions. For example, when the Company describes the evaluation of the preliminary non-binding proposal letter, it is using forward-looking statements. These forward-looking statements may also include statements about the Company's proposed discussions related to its business or growth strategy, which are subject to change. Such information is based upon expectations of the Company's management that were reasonable when made, but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond the Company's control and upon assumptions with respect to future business decisions, which are subject to change. The Company does not undertake to update the forward-looking statements contained in this press release. These risks and uncertainties may include, but are not limited to general political, economic and business conditions which may impact the demand for commercial vehicles or passenger vehicles in China and the other significant markets where the Company's products are sold, uncertainty regarding such political, economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible recessions, natural disasters, the political stability of China and the impact of any of those events on demand for commercial or passenger vehicles, changes in consumer confidence, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier's inability to fulfill the Company's orders, cost of labor and raw materials, the loss of or curtailed sales to significant customers, the Company's dependence on key employees and officers, the ability to secure and protect trademarks, patents and other intellectual property rights, potential effects of competition in the Company's business, the dependency of the Company upon the normal operation of its sole manufacturing facility, potential effect of the economic and currency instability in China and countries to which the Company sold its products, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business in China or other countries including, without limitation, foreign trade policies, import duties, tariffs, quotas, political and economic stability, and the other factors discussed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. For additional information regarding known material factors that could cause the Company's results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Phyllis Huang
+86-151-6770-5972
+86-577-6581-7721
phyllis@sorl.com.cn

Kevin Theiss

Investor Relations

Awaken Advisors

212-521-4050
kevin.theiss@awakenlab.com

- tables follow -

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Balance Sheets

September 30, 2017 and December 31, 2016

	September 30, 2017		December 31, 2016
		(Unaudited)
Assets
Current Assets
Cash and cash equivalents	US$	7,653,174	US$	8,057,155
Accounts receivable, net, including $0 and $5,025,509 from related parties at September 30, 2017 and December 31, 2016, respectively		125,807,155		102,129,294
Bank acceptance notes receivable		66,563,935		42,697,276
Inventories		83,079,686		65,776,517
Prepayments, current, including $138,075 and $0 from related parties at September 30, 2017 and December 31, 2016, respectively		11,811,104		10,797,601
Advances to related party		9,011,700		-
Restricted cash		700,974		5,476,621
Other current assets		6,632,395		1,124,608
Deferred tax assets		3,312,529		3,210,575
Total Current Assets		314,572,652		239,269,647

Property, plant and equipment, net		72,977,873		53,737,706
Land use rights, net		14,796,670		8,309,333
Intangible assets, net		5,263		11,438
Prepayments, non-current		9,184,597		-
Total Non-current Assets		96,964,403		62,058,477
Total Assets	US$	411,537,055	US$	301,328,124

Liabilities and Equity
Current Liabilities
Accounts payable and bank acceptance notes to vendors, including $2,188,003 and $1,953,707 to related parties at September 30, 2017 and December 31, 2016, respectively	US$	70,124,109	US$	65,672,626
Deposits received from customers		40,656,344		22,733,742
Short term bank loans		77,779,094		27,416,376
Income tax payable		1,972,847		996,522
Accrued expenses		19,981,863		20,103,392
Due to related party		4,129,808		-
Other current liabilities		2,695,541		2,013,943
Total Current Liabilities		217,339,606		138,936,601

Total Liabilities		217,339,606		138,936,601

Equity
Preferred stock - no par value; 1,000,000 authorized; none issued and outstanding as of September 30, 2017 and December 31, 2016		-		-
Common stock - $0.002 par value; 50,000,000 authorized, 19,304,921 issued and outstanding as of September 30, 2017 and December 31, 2016		38,609		38,609
Additional paid-in capital		(28,582,654)		(28,582,654)
Reserves		17,273,279		15,129,935
Accumulated other comprehensive income		13,308,933		6,117,042
Retained earnings		165,642,629		146,352,530
Total SORL Auto Parts, Inc. Stockholders' Equity		167,680,796		139,055,462
Noncontrolling Interest in Subsidiaries		26,516,653		23,336,061
Total Equity		194,197,449		162,391,523
Total Liabilities and Equity	US$	411,537,055	US$	301,328,124

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

For the Three and Nine Months Ended September 30, 2017 and 2016 (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016

Sales	US$	101,329,628	US$	63,706,397	US$	267,589,953	US$	192,917,633
Include: sales to related parties		7,401,464		3,315,026		13,479,162		11,518,005
Cost of sales		74,027,933		44,794,499		194,703,290		136,657,152
Gross profit		27,301,695		18,911,898		72,886,663		56,260,481

Expenses:
Selling and distribution expenses		8,283,704		7,949,947		22,877,889		20,637,464
General and administrative expenses		4,761,787		4,878,979		13,517,222		16,717,966
Research and development expenses		2,941,243		2,409,891		7,477,902		6,533,540
Total operating expenses		15,986,734		15,238,817		43,873,013		43,888,970

Other operating income, net		473,610		60,659		1,185,958		144,715

Income from operations		11,788,571		3,733,740		30,199,608		12,516,226

Interest income		16,150		33,979		38,175		1,047,667
Government grants		1,006,033		424,029		1,119,337		569,041
Other income		47,262		212,513		47,976		763,534
Interest expenses		(804,499)		(214,974)		(1,827,835)		(515,547)
Other expenses		(886,782)		(155,261)		(1,536,921)		(582,820)

Income before income taxes provision		11,166,735		4,034,026		28,040,340		13,798,101

Income taxes provision		1,627,721		435,534		4,225,404		1,677,987

Net income	US$	9,539,014	US$	3,598,492	US$	23,814,936	US$	12,120,114

Net income attributable to noncontrolling interest in subsidiaries		953,901		359,849		2,381,493		1,212,011

Net income attributable to common stockholders	US$	8,585,113	US$	3,238,643	US$	21,433,443	US$	10,908,103

Comprehensive income:

Net income	US$	9,539,014	US$	3,598,492	US$	23,814,936	US$	12,120,114
Foreign currency translation adjustments		3,856,038		(1,109,719)		7,990,990		(4,599,246)
Comprehensive income		13,395,052		2,488,773		31,805,926		7,520,868
Comprehensive income attributable to noncontrolling interest in subsidiaries		1,339,505		248,877		3,180,592		752,086
Comprehensive income attributable to common stockholders	US$	12,055,547	US$	2,239,896	US$	28,625,334	US$	6,768,782

Weighted average common share - basic		19,304,921		19,304,921		19,304,921		19,304,921

Weighted average common share - diluted		19,304,921		19,304,921		19,304,921		19,304,921

EPS - basic	US$	0.44	US$	0.17	US$	1.11	US$	0.57

EPS - diluted	US$	0.44	US$	0.17	US$	1.11	US$	0.57

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2017 and 2016 (Unaudited)

	Nine Months Ended September 30,
	2017		2016

Cash Flows From Operating Activities
Net income	US$	23,814,936	US$	12,120,114
Adjustments to reconcile net income to net cash provided by operating activities:

Allowance for doubtful accounts		759,854		6,328,318
Depreciation and amortization		6,623,082		5,357,366
Deferred income tax		42,583		(1,253,285)

Changes in assets and liabilities:
Accounts receivable		(19,276,498)		(21,237,420)
Bank acceptance notes receivable		2,056,320		(22,588,093)
Other current assets		(2,317,124)		(360,110)
Inventories		(13,792,530)		8,225,129
Prepayments, current		(1,312,081)		(5,240,758)
Prepaid capital lease interest		-		86,777
Accounts payable and bank acceptance notes to vendors		1,347,005		15,400,637
Income tax payable		909,912		1,153,011
Deposits received from customers		16,516,529		4,217,264
Other current liabilities and accrued expenses		(371,575)		1,086,934
Net Cash Flows Provided By Operating Activities		15,000,413		3,295,884

Cash Flows From Investing Activities
Change in short term investments		-		60,567,408
Acquisition and prepayments of property, plant and equipment and land use rights		(36,882,570)		(12,266,591)
Deposit for acquisition of land use rights		(2,982,537)		-
Advances to related party		(8,919,241)		(18,247,384)
Repayment of advances to related party		-		18,247,384
Change in restricted cash		4,871,113		(4,193,003)
Net Cash Flows Provided By (Used In) Investing Activities		(43,913,235)		44,107,814

Cash Flows From Financing Activities
Proceeds from bank loans		84,149,040		39,309,937
Repayment of bank loans		(36,149,680)		(37,110,783)
Proceeds from related parties		93,191,843		-
Repayments to related parties		(113,071,629)		-
Distribution to controlling shareholder in connection with plant and land use rights exchange with entity under common control		-		(70,781,668)
Repayment of capital lease		-		(1,779,040)
Net Cash Flows Provided By (Used In) Financing Activities		28,119,574		(70,361,554)

Effects on changes in foreign exchange rate		389,267		216,995

Net change in cash and cash equivalents		(403,981)		(22,740,861)

Cash and cash equivalents- beginning of the period		8,057,155		30,230,828

Cash and cash equivalents - end of the period	US$	7,653,174	US$	7,489,967

Supplemental Cash Flow Disclosures:
Interest paid	US$	1,255,540	US$	575,349
Income taxes paid	US$	3,272,909	US$	2,340,720

Non-cash Investing and Financing Transactions
Transfer of plant and land use right to entity under common control	US$	-	US$	17,342,372
Liabilities assumed in connection with the plant and land use right exchange	US$	-	US$	5,351,196
Loans from related party in the form of bank acceptance notes	US$	23,515,527	US$	-